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                                                                  EXHIBIT (A)(8)



[LOGO] STERLING
       SOFTWARE

NEWS RELEASE
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               STERLING SOFTWARE COMMENCES PREVIOUSLY ANNOUNCED
                               CASH TENDER OFFER
                        FOR INTERLINK COMPUTER SCIENCES
                                AT $7 PER SHARE


     Dallas, TX, March 30, 1999 - Sterling Software, Inc. (SSW-NYSE) announced today that Sterling Software (Southwest), Inc., its indirect wholly owned subsidiary, has commenced a cash tender offer for all outstanding shares of common stock of Interlink Computer Sciences, Inc. (INLK-NASDAQ) at $7.00 per share. The offer is being made pursuant to the previously announced Merger Agreement between Sterling Software and Interlink.

     The offer is conditioned upon, among other things, the valid tender of a number of Interlink shares which, together with the shares beneficially owned by Sterling Software, represent a majority of Interlink's outstanding shares on a fully diluted basis, and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The offer and withdrawal rights are scheduled to expire at midnight on Monday, April 26, 1999. Georgeson & Company Inc. is acting as the Information Agent for the offer.

     Sterling Software is a leading provider of software and services for the application development, information management, systems management and federal systems markets. The company is ranked among Business Week's 1998 "Info Tech 100" as one of the world's best performing information technology companies. Headquartered in Dallas, Sterling Software has a worldwide installed base of more than 20,000 customer sites and 3,600 employees in 90 offices worldwide. For more information on Sterling Software, visit the company's Web site at www.sterling.com.


Contact:

Julie Kupp
VP, Investor Relations
Sterling Software, Inc.
(214) 981-1000
julie.kupp@sterling.com


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